Exhibit 99.1

AptarGroup Reports Record Fourth Quarter and Annual Earnings Per Share

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 5, 2015--AptarGroup, Inc. (NYSE:ATR) today reported record fourth quarter and annual earnings per share.

Fourth Quarter 2014 Summary

  Reported earnings per share increased 17% to a record $0.63 per share compared to $0.54 per share in the prior year
  Comparable earnings per share for the prior year, neutralizing exceptional items and currency effects, were $0.59
  Reported sales declined 6% on foreign currency exchange rate headwinds and soft demand in certain markets
  Sales excluding currency effects rose 1% over the prior year
  Pharma segment delivered excellent results
  Beauty + Home segment sales were impacted by soft demand in several markets
  Food + Beverage segment sales decreased primarily due to inventory destocking by certain customers
  Executed Accelerated Share Repurchase program

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2014, reported sales decreased 6% to $599 million from $637 million a year ago. Excluding the negative impact from changes in currency exchange rates, core sales increased by 1%.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Sales Growth Before Currency Effects (Core Sales)	-1%	6%	-3%	1%
Currency Effects	-7%	-7%	-3%	-7%
Total Reported Sales Growth	-8%	-1%	-6%	-6%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “Despite certain headwinds, we were able to achieve core sales growth in the quarter. Our Pharma segment continued to perform very well with core sales growth in each market and geographic region. This strength offset some anticipated softness in certain markets served by our Beauty + Home and Food + Beverage segments. Specifically, sales to the beauty market declined globally primarily due to weak demand in the fragrance sector. Sales to the beverage markets in Asia and the U.S. were also down compared to a year ago principally due to some inventory destocking following exceptionally strong orders in the third quarter. We also reported a slight decline in custom tooling sales.”

Hagge continued, “Although the currency exchange rate environment was unfavorable and certain markets were soft, we achieved record reported earnings per share, in part, due to the strong performance of our Pharma segment. This again speaks to the strength of our diversified business and our ability to offer exceptional solutions and service to multiple markets and geographies. Weaker sales volumes negatively impacted the margins of our Beauty + Home and Food + Beverage segments. In addition, our Beauty + Home segment recognized $1.3 million of expenses in the fourth quarter related to the Brazilian facility fire of last year. These specific expenses are expected to be reimbursed in future periods by insurance proceeds which will be recognized in the period they are realizable in accordance with accounting rules.”

AptarGroup reported earnings per share of $0.63 compared to $0.54 per share a year ago. Assuming a comparable foreign currency exchange rate environment and excluding exceptional items, comparable earnings per share for the prior year were $0.59. A reconciliation of the prior year fourth quarter adjusted net income per diluted share is provided in the tables that accompany this press release.

YEAR-TO-DATE RESULTS

For the year ended December 31, 2014, reported sales increased 3% to approximately $2.6 billion from $2.5 billion a year ago. Excluding the negative impact from changes in currency exchange rates, core sales increased by 5%.

Annual Segment Sales Analysis (Change Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Sales Growth Before Currency Effects (Core Sales)	3%	7%	9%	5%
Currency Effects	-2%	-1%	-1%	-2%
Total Reported Sales Growth	1%	6%	8%	3%

Hagge commented on the annual results, “I am pleased by the growth this year when you consider the different issues we faced including softer macroeconomic conditions and inventory destocking in certain markets. We remained focused on our customers and meeting their dispensing needs and, consequently, we reported our highest level of annual sales. We completed the year with increased core sales in each business segment, end-market and geographic region. Earnings growth was under pressure, particularly within our Beauty + Home segment, as we had certain start-up costs related to our expansion in Latin America, negative currency transaction effects and the negative impact on margins from softer volumes at different times throughout the year. However, strong results from our Pharma and Food + Beverage segments drove record annual earnings per share. We ended the year in great financial condition and in December we executed an accelerated share repurchase program.”

AptarGroup reported earnings per share of $2.85 compared to $2.52 a year ago. Assuming a comparable foreign currency exchange rate environment and excluding exceptional items, comparable earnings per share for the prior year were $2.67. A reconciliation of the prior year adjusted net income per diluted share is provided in the tables that accompany this press release.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “We currently anticipate that certain foreign currency exchange rates, especially with the Euro, will continue to be a significant headwind on our translated results. Also, the soft demand in select markets that we saw in the fourth quarter could continue into the first quarter and make for difficult comparisons to our strong performance a year ago. We will continue to focus on the areas of our business that we can control, including cost containment, improving operational efficiencies and investing in new solutions that bring value to our customers and end consumers around the globe.”

AptarGroup expects earnings per share for the first quarter to be in the range of $0.60 to $0.65 per share compared to $0.71 per share reported in the prior year. Assuming a comparable foreign currency exchange rate environment, comparable earnings per share for the prior year would have been approximately $0.60 per share.

ACCELERATED SHARE REPURCHASE PROGRAM AND CASH DIVIDEND

As previously reported, AptarGroup entered into an agreement to repurchase approximately $250 million of its common stock under an accelerated share repurchase program (the “ASR program”). The ASR program is part of AptarGroup’s $350 million share repurchase authorization announced in October of 2014. In December of 2014, AptarGroup paid $250 million to Wells Fargo Bank N.A. in exchange for approximately 3.1 million shares, at that time estimated to represent approximately 80% of the total number of shares expected to be purchased in the ASR program based on current market prices. The ultimate number of shares to be repurchased under the ASR program will be based on the volume-weighted average price of AptarGroup’s common stock during the term of the ASR program, less a discount. Also as previously reported, the Board declared a quarterly cash dividend of $0.28 per share. The payment date is February 18, 2015, to stockholders of record as of January 28, 2015.

OPEN CONFERENCE CALL

There will be a conference call on Friday, February 6, 2015 at 8:00 a.m. Central Time to discuss AptarGroup’s fourth quarter and annual results for 2014. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policies and other regulations; inflationary pressures and changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net Sales	$599,185	$637,295	$2,597,809	$2,520,013
Cost of Sales (exclusive of depreciation
shown below)	407,284	435,088	1,755,266	1,708,936
Selling, Research & Development and
Administrative	89,100	95,412	383,909	364,747
Depreciation and Amortization (1)	38,347	37,949	152,218	149,956
Restructuring Initiatives	-	3,042	-	11,800
Operating Income	64,454	65,804	306,416	284,574
Other Income/(Expense):
Interest Expense	(5,570)	(5,150)	(21,029)	(20,514)
Interest Income	1,348	962	4,797	3,233
Equity in results of affiliates	(49)	(274)	(1,917)	(883)
Miscellaneous, net	(1,384)	(957)	(1,966)	(2,027)
Income before Income Taxes	58,799	60,385	286,301	264,383
Provision for Income Taxes	17,287	23,549	94,677	92,457
Net Income	$41,512	$36,836	$191,624	$171,926

Net Loss Attributable to Noncontrolling Interests	86	63	34	68
Net Income Attributable to AptarGroup, Inc.	$41,598	$36,899	$191,658	$171,994
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.65	$0.56	$2.95	$2.60
Diluted	$0.63	$0.54	$2.85	$2.52

Average Numbers of Shares Outstanding:
Basic	64,368	65,700	65,009	66,090
Diluted	66,121	67,853	67,292	68,208

(1) Depreciation and Amortization for the quarter and year ended December 31, 2013 included approximately $1.2 million and $2.7 million, respectively, of accelerated depreciation related to the European restructuring plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS

Cash and Equivalents	$399,762	$309,861
Receivables, net	406,976	438,221
Inventories	311,072	353,159
Other Current Assets	96,128	97,170
Total Current Assets	1,213,938	1,198,411
Net Property, Plant and Equipment	811,655	864,662
Goodwill, net	329,741	358,865
Other Assets	80,531	75,824
Total Assets	$2,435,865	$2,497,762

LIABILITIES AND EQUITY

Short-Term Obligations	$251,976	$139,770
Accounts Payable and Accrued Liabilities	352,762	403,051
Total Current Liabilities	604,738	542,821
Long-Term Obligations	588,892	354,814
Deferred Liabilities	136,112	119,819
Total Liabilities	1,329,742	1,017,454

AptarGroup, Inc. Stockholders' Equity	1,105,614	1,479,757
Noncontrolling Interests in Subsidiaries	509	551
Total Equity	1,106,123	1,480,308

Total Liabilities and Equity	$2,435,865	$2,497,762

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,

	2014	2013	2014	2013
NET SALES
Beauty + Home	$342,930	$373,638	$1,498,297	$1,488,145
Pharma	181,996	184,704	751,226	708,774
Food + Beverage	74,259	78,953	348,286	323,094
Total Net Sales	$599,185	$637,295	$2,597,809	$2,520,013

SEGMENT INCOME (1)
Beauty + Home	$17,990	$23,575	$98,368	$109,272
Pharma	50,109	48,535	204,698	189,689
Food + Beverage	4,519	7,084	37,728	35,186
Restructuring Initiatives & Related Depreciation (2)	-	(4,268)	-	(14,525)
Corporate and Other	(9,597)	(10,353)	(38,261)	(37,958)
Total Income Before Interest and Taxes	$63,021	$64,573	$302,533	$281,664
Interest Expense, Net	(4,222)	(4,188)	(16,232)	(17,281)
Income before Income Taxes	$58,799	$60,385	$286,301	$264,383

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	5.2%	6.3%	6.6%	7.3%
Pharma	27.5%	26.3%	27.2%	26.8%
Food + Beverage	6.1%	9.0%	10.8%	10.9%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and related depreciation, and income taxes.

(2) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:

	Three Months Ended		Year Ended
	December 31,		December 31,
Depreciation:	2014	2013	2014	2013
European Restructuring Plan	$-	$(1,226)	$-	$(2,725)

Restructuring Initiatives:
European Restructuring Plan	-	(3,042)	-	(11,844)
Other Initiatives	$-	$-	$-	$44
Total Restructuring Initiatives & Related Depreciation	$-	$(4,268)	$-	$(14,525)

Reconciliation of Adjusted Net Income Per Diluted Share (1) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.63	$0.54	$2.85	$2.52

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		0.05
Charges related to restructuring initiatives (3)		0.05		0.17
Foreign currency effects (3) (4)		(0.05)		(0.02)
Adjusted Net Income Per Diluted Share	$0.63	$0.59	$2.85	$2.67

(1) AptarGroup has presented adjusted net income per diluted share for the prior year periods covered by this press release, which measure is a Non-GAAP financial measure. AptarGroup's management believes it is useful to exclude the impact of certain tax related items including charges related to French tax regulation and certain other tax items that were recorded in the fourth quarter of 2013 and restructuring charges that were recorded in the fourth quarter and year 2013 from the calculation of net income per diluted share under U.S. generally accepted accounting principles (GAAP) because such Non-GAAP financial measure allows for a better comparison of operating results. This Non-GAAP financial measure should not be considered in isolation or as a substitute for net income per diluted share as calculated under GAAP, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein.

(2) - Items included in the Provision for Income Taxes include an impact of $0.07 per share related to French tax regulation that was enacted in December 2013, and ($0.02) per share related to certain foreign tax benefits that did not repeat in 2014.

(3) - Tax effects of the after-tax adjustments noted above are as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Restructuring initiatives		$0.01		$0.05
Foreign currency effects		$(0.02)		$(0.01)

(4) - Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using current period exchange rates.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424